EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Mercury General Corporation:

We consent to the use of our reports dated March 11, 2005 with respect to the consolidated financial statements of Mercury General Corporation as of December 31, 2004 and 2003 and for each of the years in the three-year period ended December 31, 2004 and all related financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Mercury General Corporation as of December 31, 2004 incorporated by reference herein.

/s/ KPMG LLP

Los Angeles, California
May 31, 2005